Exhibit 4.5

HOSPIRA, INC.

OFFICERS’ CERTIFICATE

and

COMPANY ORDER

March 23, 2007

With respect to the issuance by Hospira, Inc. (the “Company”) of $375,000,000 aggregate principal amount of Floating Rate Notes due 2010 (the “2010 Notes”), $500,000,000 aggregate principal amount of 5.55% Notes due 2012 (the “2012 Notes”) and $550,000,000 aggregate principal amount of 6.05% Notes due 2017 (the “2017 Notes” and, together with the 2010 Notes and the 2012 Notes, the “Notes”), Thomas E. Werner and Brian J. Smith, officers of the Company, certify pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of June 14, 2004 (the “Indenture”), between the Company and LaSalle Bank National Association, as Trustee (the “Trustee”), as follows:

1.                                       We have read Sections 2.1, 3.1 and 3.3 of the Indenture and the definitions therein relating hereto, reviewed the resolutions of the Board of Directors of the Company adopted on September 20, 2006 (attached as Exhibit B to the Secretary’s Certificate of even date herewith), the Actions of the Authorized Officers of March 20, 2007 (attached as Exhibit C to the Secretary’s Certificate of even date herewith), conferred with executive officers of the Company and, in our opinion, made such other examinations and investigations as are necessary to enable us to express an informed opinion as to whether Sections 2.1, 3.1 and 3.3 of the Indenture have been complied with.

2.                                       Based on the above-described examinations and investigations, in our opinion, all conditions precedent relating to the authentication and delivery of the Notes, including those conditions under Sections 2.1, 3.1 and 3.3 of the Indenture, have been complied with.

3.                                       The terms of the Notes are set forth in the Actions of the Authorized Officers, dated March 20, 2007 (attached as Exhibit C to the Secretary’s Certificate of even date herewith).

4.                                       In accordance with the provisions of Section 3.3 of the Indenture, the Trustee is hereby authorized and requested to authenticate the Notes and to deliver such Notes to or at the direction of Morgan Stanley & Co. Incorporated, ABN AMRO Incorporated and Citigroup Global Markets Inc., as managers of the several underwriters.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate and Company Order as of the date first above written.

HOSPIRA, INC.

By:	/s/ Thomas E. Werner
Name:	Thomas E. Werner
Title:	Senior Vice President, Finance and Chief Financial Officer

By:	/s/ Brian J. Smith
Name:	Brian J. Smith
Title:	Senior Vice President, General Counsel and Secretary